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                                                                      Exhibit 99


            MPOWER COMMUNICATIONS CLOSES $250 MILLION DEBT OFFERING
                       Plans Metro Fiber Network Purchase


ROCHESTER, NY -- MARCH 27, 2000 -- Mpower Communications Corp. (NASDAQ: MPWR), a facilities-based provider of broadband data, Internet and telephony services to business customers, today announced that it has closed on the sale of $250 million of 13% Senior Notes due April 1, 2010.

Mpower plans to use the proceeds of the offering to fund capital expenditures, including augmenting its national Digital Subscriber Line (DSL) build-out with metropolitan fiber rings to connect the company's collocation facilities within major markets. The funding will also be used for market expansion, working capital, general corporate purposes, and, potentially, acquisitions.

ABOUT MPOWER COMMUNICATIONS
Mpower Communications (a/k/a MGC Communications, Inc.) is a leading provider of facilities-based integrated communication services including Internet, Voice over DSL (VoDSL), local phone service, custom calling features and long distance services to business customers. The company currently operates in Southern California (including Los Angeles, San Diego and Orange County), Chicago, Atlanta, Southern Florida and Las Vegas. Further information about the company can be found at http://www.mpowercom.com.

Certain statements contained in this press release that state Mpower Communications and/or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Management wishes to caution the reader these forward-looking statements are not historical facts and are only estimates or predictions. Actual results may differ materially as a result of risks and uncertainties including, but not limited to, projections of future sales, returns on invested assets, regulatory approval processes, market conditions and other risks detailed from time to time in Mpower's Securities and Exchange Commission filings.

FOR MORE INFORMATION CONTACT:
     Dave Clark                         Michele Sadwick
     SVP Investor Relations             VP Corporate Communications
     Mpower Communications              Mpower Communications
     716/218-6559                       716/218-6542
     dclark@mpowercom.com               msadwick@mpowercom.com